SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2015

Lans Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-148385	TBA
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Brickell, Miami, Florida	33133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 001-63-6017-348-8798

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 17, 2015, Trevor Allen resigned as our President and, on the same day, the board of directors appointed Anthony Ribas as our President. Mr. Allen will continue to serve as CEO and director of our company.

Anthony Ribas is our newly appointed President. He is currently a director of our company. His employment history and material direct or indirect interest in our transactions have been previously disclosed with the Securities and Exchange Commission. We do not have an employment agreement with Mr. Ribas at this time.

On August 17, 2015, the board of directors appointed Rudy Romeiro as our new Chief Operations Officer and Noah Fitzgerald as our Chief Revenue Officer.

Rudy Romeiro is our newly appointed Chief Operations Officer. Mr. Romeiro has an extensive expertise on technology applied to business and payment processing. Rudy has been served as a technology executive for several large companies like Motorola and Alcoa. Recently, Rudy has served as CTO for the successful Payment Gateway provider RedFin Network and CTO/COO of start-up Yapyzal, a social commerce engine for businesses to sell their goods directly within Facebook.

Born in Brazil, Rudy has his academics by UFRJ (Universidade Federal do Rio de Janeiro) in Electrical Engineering with post-graduation in Business Administration by FVG (Fundacao Getulio Vargas) in Sao Paulo.

Mr. Romeiro is not related to any other existing officer or director.

On the same date as his appointment, we entered into a Consultancy Agreement with Mr. Romeiro. Pursuant to the terms and conditions of the agreement:

  Mr. Romeiro will serve as Chief Operations Officer of our company for a period of twelve (12) months;
  Mr. Romeiro will earn a fee of $2,250 per month; and
  We will issue to Mr. Romeiro shares equal to $15,000 divided by the share value of the closing price of our common stock on the date of the agreement.

Mr. Romeiro also agreed to keep certain information confidential and not compete with or solicit from our company for a period of time.

Noah Fitzgerald is our newly appointed Chief Revenue Officer. Born in Chicago, IL to a family of entrepreneurs, Mr. Fitzgerald grew up with strong Mid-West values and dedicated work ethic. Since 1993, Mr. Fitzgerald has been consulting with businesses of all shapes and sizes, with a focus on Payment Processing, Solutions Integration, and High Value Relationship Building. He enjoys all facets of business and learning how each business eco-system works to provide something unique. It is this Customer-Centric focus, along with strong values that have gotten him to be the top sales professional and leader of the companies that he worked for. These companies include 3 of the largest payment acquires in the world, where he is recognized for his abilities and accomplishments.

As an entrepreneur, Mr. Fitzgerald is a creative and "out-of-the-box" thinker and is always looking for a competitive advantage for client’s growth and success. Noah knows what it takes to be dynamic and successful, and to develop an idea into a solution that has significant impacts. Noah’s goal is to surround himself with good people and help motivate them to achieve their personal and financial goals. He has lived in the South Florida area with his wife and 2 boys for more than 30 years. When he is not working, you can find Noah at any number of car shows, playing a little golf or simply enjoying time with his family.

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Mr. Fitzgerald is not related to any other existing officer or director.

On the same date as his appointment, we entered into a Consultancy Agreement with Mr. Fitzgerald. Pursuant to the terms and conditions of the agreement:

  Mr. Fitzgerald will serve as Chief Revenue Officer of our company for a period of twelve (12) months;
  Mr. Fitzgerald will earn a fee of $1,000 per month for 14 hours of work with additional hours of work billed at a rate of $90 per hour; and
  We will issue to Mr. Fitzgerald shares equal to $15,000 divided by the share value of the closing price of our common stock on the date of the agreement.

Mr. Fitzgerald also agreed to keep certain information confidential and not compete with or solicit from our company for a period of time.

The foregoing description of the Consultancy Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of Consultancy Agreements filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On August 17, 2015, the board of directors appointed Kevin Medina and Enrique Perez to our Advisory Board.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Consultancy Agreement, dated August 17, 2015
10.1	Consultancy Agreement, dated August 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lans Holdings, Inc.

/s/ Trevor Allen

Trevor Allen

President and Chief Executive Officer

Date: August 19, 2015

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